Exhibit 3(i).4

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ALLIANT TECHSYSTEMS INC.

                    The undersigned, Perri A. Hite, Secretary of Alliant Techsystems Inc., a Delaware

Corporation (the “Company”), hereby certifies that the following resolution was duly adopted by the board of directors of the Company at a meeting of the directors held on May 7, 2002 and by a majority of stockholders of the Company at a meeting of the stockholders held on August 6, 2002 in accordance with Section 242 of the Delaware General Corporation Law, and that such resolution has not been subsequently modified or rescinded:

                                     FURTHER RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Company be amended to increase the number of Shares of Common Stock of the Company from Sixty million (60,000,000) shares to Ninety million (90,000,000) shares, so that the first paragraph of Article Fourth, as amended, will read as follows:

  “FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ninety-five million (95,000,000), of which Five million (5,000,000) shares of the par value of $1.00 each is to be Preferred Stock and Ninety million (90,000,000) shares of the par value of $.01 each is to be Common Stock.  Each share of Common Stock shall be entitled to one vote per share at annual and special meetings of stockholders.”

IN WITNESS WHEREOF, the undersigned being duly authorized on behalf of the Company, has executed this document as of August 6, 2002.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Perri A. Hite
Perri A. Hite, Secretary